Company Press Release

Recom Managed Systems Announces Plans to File Chapter 7 Bankrputcy

SACRAMENTO, Calif.--(BUSINESS WIRE)--April 28, 2000--The Board of Directors of Recom Managed Systems, Inc. (OTC BB: RMSI -news) has voted that the company file voluntary Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court Eastern District of California.

Jack  Epperson,  President  and CEO of Recom,
explained that this action became necessary after the company incurred substantial debt in anticipation of receiving investor funding from a consortium of European investors. He stated that the investors agreed to fund up to two million dollars, but the company actually received a total of $124,000. The company was dependent on this outside funding to offset its negative cash flow. Consequently Recom was forced to borrow heavily and is now unable to meet its obligations.

The company plans to file a formal bankruptcy petition with District Court the week of May 1, 2000.

Contact:

 Recom Managed Systems, Inc.
 Jack Epperson, 916/772-2727